EXHIBIT 10.15

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT
(DEVELOPED - BULK)

This Amended and Restated Purchase and Sale Agreement (“Agreement”) is made between 150 CCM Black Oak, Ltd. a Texas limited partnership (collectively “Seller” and/or “Developer”, whether one or more) and Houston LD, LLC (“Buyer”).

WHEREAS, the parties entered into that certain Purchase & Sale Agreement on July 2, 2018 (“Original Agreement”) involving the purchase and sale of the same developed real property described herein and that is the subject of this Agreement; and

WHEREAS, during the Inspection Period as defined in the Original Agreement, Buyer was made aware of certain pending and on-going agreements and operations with third parties relating to the development and construction of the water, sewer, and other infrastructure/utilities that will serve the lots within the real property, and which still requires substantial work in order to complete development of the lots; and

WHEREAS, the parties amended the Original Agreement on several occasions to extend the dates and deadlines within the Original Agreement to allow Seller to continue its development work and to discuss the terms for this Agreement; and

WHEREAS, the parties now wish to amend and restate the terms of the Original Agreement to account for Seller’s pending and on-going development work.

NOW THEREFORE, for Ten Dollars ($10.00) and other valuable consideration received and acknowledged by the parties, the parties do hereby amend and re-state the Original Agreement in its entirety as set forth in this Agreement, which shall replace and supersede the Original Agreement, except for Buyer’s acknowledgement of receipt of the notice set forth on the attached Exhibit E, which shall not be superseded.

1.      Sale of Property/Lots.  Seller agrees to sell and Buyer agrees to purchase, subject to the terms and conditions of this Agreement, certain property more particularly described as follows:

124 Lots located in the Lakes at Black Oak Subdivision, Magnolia, Montgomery County, Texas, as more particularly referenced and described on the “Plat” attached hereto as Exhibit A, and specifically including the Lot Numbers listed on Exhibit A.
together with all improvements thereon and all appurtenant rights of Seller including, without limitation, any rights of ingress and egress through the adjacent streets, roads, infrastructure, alleys and right-of-ways and such other rights as may be specified in this Agreement (collectively the “Property”, which may refer also to the lots included therein). Buyer and Seller acknowledge and understand the location and description of the Property referenced and described herein, regardless of the sufficiency of any legal description.

2.      Purchase Price.  The Purchase Price for the Property shall be $6,175,000.00 and allocated as follows:

50 lf Lot	$44,000	Number of lots: 53	$2,332,000
60 lf Lot	$54,000	Number of lots: 70	$3,780,000
70 lf Lot	$63,000	Number of lots: 1	$63,000

The Purchase Price shall be payable as follows:

A.
Both parties acknowledge that Buyer has already delivered $150,000.00 (an original payment of $50,000 and a subsequent payment of $100,000) to Texas State Title, attn. Cody Sobieski, Pres. 281-640-7660 (“Escrow Agent”) as earnest money to be credited toward the Purchase Price at the Closing. In addition, Buyer has already delivered along with the earnest money the independent consideration for the pre-closing period in Paragraph 4 below.

B.
Within two (2) business days after execution of this Agreement, Buyer shall deliver to the Escrow Agent an additional $100,000.00 earnest money deposit, which shall be considered earnest money for all purposes under this Agreement.

C.
The remaining balance of the Purchase Price shall be paid in cash or its equivalent at Closing as specified below, as adjusted for prorations and closing costs described below, and subject to conditions and exceptions contained herein.

D.
In addition to the Purchase Price, Buyer agrees to deliver to Escrow Agent $2,500 per lot ($310,000 total) at Closing as a “community enhancement fee” to be held by Escrow Agent in order to help compensate/reimburse Seller for funding an amenity package on the Property after Closing. The current proposed amenity package is attached on Exhibit B hereto. Prior to Closing, Seller shall provide Buyer with a copy of the final plans & specifications for the amenity package (“Amenity Plans”) and Buyer will review, comment and approve of the Amenity Plans within seven (7) days after receipt. Seller shall commence construction of the amenity package improvements within 30 days after Closing and complete same within 6 months after Closing, subject to “Force Majeure” (which in this Agreement is defined as that term is defined in the USA reference below but as such definition is applicable to Seller). If Seller has not completed the amenity package improvements within this 6 month period, then Seller shall have an additional thirty (30) days to complete, during which time Buyer and the Escrow Agent may withhold any remaining escrowed portions of the community enhancement fee until completed (as further described in the process below). As Seller constructs and completes the components of the amenity package, Seller may submit periodic draw requests to the Escrow Agent (with a copy to Buyer) requesting a draw from the community enhancement fee held in escrow to pay for/reimburse Seller’s contractor for the completed components of the amenity package for which the draw is being requested. Each draw request shall be accompanied by (i) a certification by the engineer/architect that the portion of the amenity package for which the draw request is being made has been completed substantially in accordance with the Amenity Plans and (ii) fully executed conditional lien waiver from the general contractor for the work performed. Upon submission of a draw request with the information/documentation required above, then Escrow Agent shall pay the draw with the community enhancement fee funds held in escrow, subject to availability. The parties may enter into a separate Community Enhancement Fee Escrow Agreement as necessary which shall be subject to these terms. All parties acknowledge that the community enhancement fee contributed by Buyer herein does not necessarily represent the total cost of completion of the amenity package but is merely Buyer’s agreed upon contribution toward said costs, and Seller is obligated to complete the amenity package and pay for all costs over and above the amount of the community enhancement fee contributed by Buyer as stated herein. All parties acknowledge that the obligations under this provision shall survive Closing.

The Purchase Price to be paid by Buyer for the Property, and Seller’s right to retain any of the earnest money other than the independent consideration (so long as Buyer is not in default), is conditioned upon Seller’s delivery of the Property and fulfillment of all other conditions and obligations in compliance with the terms of this Agreement.

3.      Effective Date. The Effective Date shall be the date when the last one of the Buyer or Seller executes this Agreement.

4.       Pre-Closing Period & Initial Acceptance. Within sixty (60) days after execution hereof by all parties (“Pre-Closing Period”), Seller will (i) obtain the initial acceptance of such roads by Montgomery County (the “County”) subject to a one-year maintenance bond period and a performance bond, both as required by the County, and furnish the County required bond, and (ii) obtain initial acceptance of the internal water and sewer facilities, including the internal water/sewer utility lines, onsite lift station, and water well(s), that will service the Property to Aqua Texas, Inc. (the “Utility” or “Aqua”) and cause Aqua to accept same for maintenance and operation subject to a one-year performance bond and/or letter of credit and warranty of Seller, as required by Aqua, and furnish Aqua the required bond and/or letter of credit (Seller’s “Initial Dedications”). If necessary, the Pre-Closing Period may be extended one time by Seller for an additional thirty (30) days in order to fulfill its obligations stated herein. During the Pre-Closing Period, Buyer’s representatives shall have access to the Property to continue its inspections and review of the Property, so long as to not unreasonably interfere with Seller’s completion of the Initial Dedications and other Pre-Closing Period work. Prior to Closing, Buyer agrees to restore the Property substantially to its pre-existing condition after completion of any inspections. Buyer agrees to share copies of any tests, inspections and reports with Seller upon request. Buyer shall indemnify, defend, and hold Seller and its employees, representatives and agents harmless from and against all claims, liabilities, liens, costs, fees and expenses, including attorney fees, related to or in any way arising from Buyer’s inspections or entry on the Property, and this obligation shall survive termination of this Agreement or Closing, as applicable. Following the one-year period after each of the Initial Dedications, Seller shall cause the County to agree to final acceptance for maintenance of the above-described roads, and shall cause Aqua to agree to final acceptance for maintenance of the above described utilities (the “Final Acceptances”), this obligation of Seller to survive Closing. Buyer shall be liable for and reimburse Seller for (A) the cost to repair any damages to the above-described roads and the above-described utilities that is caused by Buyer or Buyer’s agents and that is suffered by Seller prior to the Final Acceptances and (B) costs incurred by Seller related to Buyer’s failure to construct improvements on the Property in accordance with the standards of the County and the Utility that delay or cause Seller to incur additional costs to obtain Final Acceptances from either or both of the County and the Utility. This obligation of Seller shall survive Closing.

Buyer acknowledges that Seller has disclosed and provided to Buyer copies of any third party materials that Seller identified in its possession that relate to the Property and that Seller has not already provided, which may include (but Seller does not represent that it has all of these materials) a current survey, boundary and topographical surveys, plats, HOA, restrictive covenants and conditions, engineering reports by electronic format in PDF, CAD (including but not limited to .dwg and/or .dgn format) or other media, environmental reports, flood zone certifications, soils reports, easement agreements, encroachments or encumbrances, municipal zoning related documents, improvement/management district information & agreements, utility agreements, construction agreements, requirements and fees, mineral leases, oil/gas wells/lines, property line discrepancies, and homeowners or community association documents, but Seller is under no obligation to disclose or provide documents of record in the real property records.

5.      Title Commitment. Buyer acknowledges receipt of the Title Commitment (the “Current Title Commitment”) with an effective date of September 4, 2018, issued on September 13, 2018, by Texas State Title, LLC. Prior to expiration of the Pre-Closing Period, , Buyer, at its expense, may order an updated title commitment for the Property in the amount of the Purchase Price from Escrow Agent and obtain a copy of all documents which constitute exceptions to the title commitment. Buyer shall give Seller written notice within five (5) days following receipt of the updated title commitment of any condition of title (exceptions or requirements) that is not shown on the Current Title Commitment and that is not satisfactory to Buyer. Seller may, but shall not be obligated, to resolve such matters; provided, however, that mortgage liens may be resolved at closing. If Seller is unable or unwilling to resolve such matters before the expiration of the Pre-Closing Period as defined above, then Buyer may, at Buyer’s sole option, either (1) accept title subject to the objections raised by Buyer and such accepted objections (along with the matters not objected to) shall become permitted exceptions (“Permitted Exceptions”) without any adjustment in the Purchase Price, or (2)  terminate this Agreement prior to the expiration of the Pre-Closing Period, whereupon the earnest monies (less the independent consideration) shall be immediately returned to Buyer by Escrow Agent, or (3) work with Seller, if mutually agreeable, to satisfy unacceptable matters and postpone the end of the Pre-Closing Period and/or Closing Date to satisfy these matters. At Closing, Seller shall provide Buyer with an owner’s policy of title insurance in the amount of the Purchase Price. Seller shall pay the cost for the basic cost of the owner’s policy of title insurance, and Buyer shall pay the cost for all endorsements, changes, and modifications to the owner’s policy of title insurance.

6.      Closing.  Closing (the “Closing”) shall occur within ten (10) days after expiration of the Pre-Closing Period or ten (10) days after Buyer receives written confirmation and verification that the Initial Dedications have been made and accepted, whichever is earlier (“Closing Date”), subject to the Property being delivered in compliance with all terms herein and the satisfaction and fulfillment of all other pre-Closing conditions and obligations stated herein.

7.      Title & Deliveries.  At or prior to Closing, Buyer and Seller, as applicable, shall deliver to the Escrow Agent and/or each other the following items for the Property, duly executed and acknowledged where required:

A.      Conveyance Deed.  A special warranty deed in the form satisfactory to Buyer, specifically stating all approved exceptions to title, if any, subject but not limited to, zoning or deed restrictions, easements and encumbrances of record by either Buyer or Seller, or future assessments if applicable, with an acknowledgment of the Post-Closing Work to be performed hereunder.

B.      Foreign Person Tax Withholding.  Documentation or information required for compliance with Section 1445 of the Internal Revenue Code.

C.      Additional Documents.  Such additional documents as might be reasonably required by the Seller, Buyer, Buyer’s Lender, or the Escrow Agent to consummate the sale of the Property and convey clear title to the Buyer with all appurtenant rights, including but not limited to the Community Enhancement Fee Escrow Agreement referenced above.

D.      Insurance Policy and Costs.  Seller will pay the costs of Seller’s counsel, preparation of any deeds and any bill of sale, deliver and pay the basic costs for a title insurance policy in an amount equal to the Purchase Price, transfer taxes for the conveyance, and one half of the escrow or closing fees. Buyer will pay the cost of Buyer’s counsel, all loan costs required by Buyer’s lender, including title policy cost in excess of owner’s policy, Buyer’s portion of the cost of the owner’s policy of title insurance, one half of any escrow or closing fee, and recording fees for any deeds and mortgage, and any applicable mortgage tax.

E.      Tax Prorations.  All taxes and assessments (including pending assessments if the related improvement is substantially completed as of the Closing Date), whether payable in installments or not, for the year of the Closing will be prorated to the Closing Date based on the latest available tax rate and assessment valuation (with the parties signing a proration agreement as to adjustments when actual taxes are known).

F.       Take Over Assignments. On or before Closing, Seller, Buyer and any necessary third parties will execute and deliver assignments of the “Aqua Texas, Inc. Black Oak Force Main Agreement” (“FMA”) between Aqua Texas Inc. and Seller pertaining to the construction of the Improvements as defined herein and listed on Exhibit F attached hereto, including specifically an assignment of the right to and ownership of District funds being held in escrow (approximately $1,200,000) for the costs of completion of the offsite water and sewer facilities to service the Property (“Escrow Funds”) (but excluding all other reimbursables and reimbursements) as referenced in the agreements listed on Exhibit F attached hereto (the “Ancillary Agreements”), said assignments and deliveries to be a condition of Buyer’s obligation to close and to be held in escrow by the Escrow Agent and subject to the provisions of Paragraph 9 and Buyer’s Take Over Rights.

8.      Obligations of Seller and Buyer & Conditions Precedent to Closing.  On or prior to Closing, Seller shall complete and deliver the Property in compliance with all terms and requirements stated herein, if not already done so, including specifically providing the Initial Dedications. Buyer’s obligation to close on the Property and Seller’s right to retain any of the earnest money deposit (other than the independent consideration) is subject to and conditioned upon the completion, compliance and satisfaction, as of the Closing Date, of each of the requirements described herein and below, and compliance with all delivery requirements of Paragraph 7 above. Unless specifically stated otherwise, the satisfaction of these conditions shall be at Seller’s expense. Buyer shall cooperate with Seller to satisfy these conditions as needed.

A.      Correctness of Representations and Warranties.  Seller represents and warrants that (i) to its knowledge, it holds good and marketable title in fee simple to the Property, (ii) all closing documents signed by Seller will be valid, authorized and binding upon Seller, (iii) to its knowledge, no outstanding contracts, fees, debts or liens exist on the Property (except mortgage liens to be satisfied at closing and other items related to the development of the Property); and (iv) to its knowledge, there are no leases or third-party rights/interests on the Property and Seller is in sole possession. These representations and warranties of Seller shall be evaluated by Buyer during its title review and shall not create any obligations of Seller or rights of Buyer, outside of those specified in Paragraph 5 of this Agreement.

B.      Final Plat Recording & 911 Addresses.  Finalization and recording of the proposed plat and Seller’s delivering a copy thereof to Buyer on or before the Closing Date, which Buyer acknowledges has been delivered. The plat shall be deemed finalized after all required governmental approvals have been obtained, said plat has been duly recorded in the real property records of the applicable County Clerk’s office, corresponding 911 addresses have been provided by the Seller to the Buyer.

C.      Covenants, Conditions, and Restrictions (“CC&Rs”). Seller shall draft CC&Rs for Buyer’s review prior to the expiration of the Pre-Closing Period, and Buyer shall approve the CC&Rs so long as they are reasonable. If Buyer does not believe that the CC&Rs are reasonable, it shall give Seller written notice specifying its objections and Seller and Buyer shall attempt to negotiate a final set of CC&Rs prior to the expiration of the Pre-Closing Period. If Seller or its affiliate is the declarant and/or governing architectural review authority under the CC&Rs, then upon Buyer’s submittal from time to time, Seller shall approve Buyer’s submittals so long as they are in accordance with the CC&Rs.

D.      Completion/Compliance. With the exception of the incomplete Post Closing Work defined below, the Property and lots therein, including all work and Post Closing Work performed by Seller as of Closing, have been completed in full compliance with all terms hereof. All requirements by applicable local, state and federal governmental authorities, as certified by a certified professional engineer, will have been met or exceeded for the Property and each lot therein, including but not limited to, preliminary and final plat approval, proper construction and availability of fully operational utilities including roads, water, sanitary sewer, storm, sewer with all necessary permits and fully compliant (no violations) with all applicable rules, regulations, and ordinances of applicable authorities, and a written statement from the engineer of record that building permits are obtainable from the appropriate governmental agencies for the construction of single-family houses on the lots. A preliminary and final plat of the development, approved construction drawings from the municipal authority and an “AS BUILT” survey will be provided in “PDF” and “CAD” format to the Buyer as they become available. Each lot pin shall have a flagged wooden lathe to mark the pin location. Provided that Buyer provides Seller adequate and appropriate utility easements over and under the Property and has graded the Property and staked all of the lots in the Property, all as reasonably determined by Seller, Seller will cause permanent underground electric power and telecommunication facilities (collectively, the “Permanent Utilities”) to be installed and available to the perimeter of each lot within the Property within ninety (90) days after Buyer has poured the slab for a residence on a lot and has given Seller written notice that Buyer is ready for the Permanent Utilities for the lot. This post-Closing obligation of Seller for Permanent Utilities shall be performed at Seller’s expense and shall expressly survive Closing for twenty-four (24) months and shall not merge into the deed or Closing.

E.      Permits and Environmental Concerns. With the exception of the incomplete Post Closing Work defined below, Seller will obtain and complete all requirements related to Storm Water Pollution Prevention Plans (“SWPPP”) as required by applicable local, state and federal authorities and maintain the same during the development of the lots within the Property. Upon Closing, Seller will deliver to Buyer Seller’s most recent reports from its compliance inspector regarding storm water quality that all BMP’s are installed and maintained per the SWPPP. Upon Closing, Seller will close out its storm water permit for the Property and Buyer shall assume all responsibility for future maintenance and installation and Seller shall be released from liability thereon. Seller shall have caused all FEMA requirements to have been met for a home on any lot to be exempted from purchasing flood insurance and no portion of any house pad site (it being understood that some portions of some lots are within a flood plain) is to be located in a FEMA defined flood plain. Seller’s principals have no actual knowledge that the Property has been or is presently used for handling, storage, manufacturing, refining, transportation or disposal of “toxic material”, “hazardous substances”, or “hazardous waste”. If “hazardous wastes”, “hazardous substances”, or “hazardous material” is located on the Property, as determined by a Phase I or permitted Phase II environmental assessment obtained by the Buyer, then Buyer shall have the right to terminate this Agreement during the Pre-Closing Period pursuant to Paragraph 4 above. Without diminishing the obligations still to be performed by Seller hereunder, Buyer otherwise acknowledges Seller’s delivery of the Property in compliance with this Paragraph.

F.      Trash, Trees, Brush & Debris. The Property is being sold “as-is” and Buyer shall be responsible for mowing, brush hogging, and removing, clearing, and disposing of all trees, trash and debris on the Property, except that Seller will remove any construction debris of which Buyer notifies Seller in writing prior to the expiration of the Pre-Closing Period, and Buyer acknowledges Seller’s delivery of the Property in compliance with this Paragraph.

9.      Seller’s Post Closing Obligations. The Property lies within the boundaries and jurisdiction of the Harris County Improvement District No. 17 (the “District”). The District was created to, amongst other things, provide sewer and utility infrastructure to the Property. Pursuant to that certain agreement titled the “Harris County Improvement District No. 17 – Black Oak Utility Service Agreement” (the “USA”) and the FMA, and other Ancillary Agreements between the District, the Seller, and Aqua Texas, Inc. (the “Utility”) which are referenced herein and incorporated herein by reference in Exhibit F, the Seller is obligated to construct certain sewer and water utility infrastructure improvements, including internal sewer/water lines within the Property subdivision, a lift station, a force main, and other onsite and offsite improvements (such improvements, insofar as those improvements pertain to, service, and/or if not completed would have a negative impact on servicing the Property, are collectively, the “Improvements”). After Seller’s completion of the Improvements, the Utility is to take over, accept and operate the Improvements, along with separate facilities constructed by the Utility, in order to provide water and sewer service to the lots within the Property subdivision. To facilitate the construction of the Improvements, the Escrow Funds held by the District are or will be accessible by Seller to complete the construction. The parties acknowledge that the Improvements may not be complete prior to Closing. However, Seller will continue its work on the Improvements and complete the Improvements after Closing, in accordance with the terms and schedules stated herein and in the USA, the FMA,and other Ancillary Agreements with specific regard to the Property ..

A.
Post Closing Work. Following the Closing, Seller, at its cost and expense (subject to approved disbursements from the District and otherwise), shall perform the Post Closing Work as set forth on Exhibit G hereto and in accordance with all terms, conditions and schedules stated herein and in the USA, the FMA, and other Ancillary Agreements as that work pertains to the Property. All parties, including specifically Seller, acknowledge and agree that Seller’s performance of the Post Closing Work and all other terms of this Paragraph 9 shall expressly survive Closing and shall not merge with any deed, and these provisions may be construed separately as needed to give surviving effect and full validity to these terms after Closing.

B.
Performance of the Post Closing Work. Time is of the essence with respect to performance of the Post Closing Work pursuant to the schedules on Exhibit G and the applicable schedules in the USA and Ancillary Agreements, subject to Force MajeureSeller shall not permit any liens or encumbrances to arise against the Property in connection with or as a result of the performance of the Post Closing Work. Seller shall protect, indemnify, defend and hold Buyer and the Property harmless of and from any and all losses, liabilities, costs, expenses (including attorney fees), damages, liens, claims, actions or causes of action arising from or relating to Seller or its contractors entering upon the Property to complete the Post Closing Work. At all times prior to completion of the Post Closing Work, Seller, at its cost and expense, shall maintain commercial general liability insurance on an occurrence basis covering Seller and its agents, contractors, subcontractors and licensees, against claims of bodily injury, personal injury and property damage for limits not less than $1,000,000 each occurrence, which insurance shall name Buyer as additional insured if allowable by insurance company.

C.
Completion of Post Closing Work. The parties acknowledge that Seller has commenced performance of the Post Closing Work and Seller shall use its commercially reasonable, good faith efforts to complete the Post Closing Work by August 1, 2019 (“Completion Date”), and the various components thereof by the dates set forth on Exhibit G (the “Progress Dates”), subject to Force Majeure.

D.
Delay or Failure to Complete Post Closing Work. In the event Seller (i) fails to complete the Post Closing Work by the Completion Date and/or (ii) fails to complete any portion of the Post Closing Work by the applicable Progress Date on which that portion of work was to be completed as set forth on Exhibit G and/or (iii) ceases continuous and diligent performance and construction of the Post Closing Work for a period of ten (10) days or more without a definable excuse under the applicable Force Majeure provisions, then Buyer may deliver written notice of default to Seller and if Seller fails to resume continuous and diligent construction of the Post Closing Work within fifteen (15) days of receiving notice, then Buyer, as its sole remedy, shall be immediately entitled to notify Seller, the Utility, the District and any other interested parties that Buyer is exercising its right to step in, take over all right, title and interest to all parts, plans and components of the Post Closing Work and the Improvements, receive all payments, benefits and funds from the Escrow Funds , and complete the Post Closing Work itself (“Take Over Rights”). If exercised, Seller will fully cooperate with Buyer and any other parties to effectuate the Take Over Rights and Seller shall relinquish any claims or rights under the Ancillary Agreements or otherwise and to any and all equipment, personal property, plans/specs or otherwise related to, connected with or to be connected with the Improvement. This shall also include Seller’s assignment and delivery of all construction plans and any necessary licenses and permits connected to the Post Closing Work and the Improvements. To accommodate Buyer’s exercise of its Take Over Rights and Buyer’s right to receive the Escrow Funds in connection therewith, Seller shall execute, on or before Closing, all documents necessary and shall assign all of its rights and entitlements to Buyer, with an assumption by Buyer, in all of the Ancillary Agreements listed on Exhibit F and as referenced in Paragraph 7.F above. These assignments shall be held in escrow by the Escrow Agent pursuant to an escrow agreement (the “Take-Over Escrow Agreement”) and shall entitle Buyer to receive all Escrow Funds referenced in the Ancillary Agreements to assist and compensate Buyer in and for the completion of the Improvements. All parties acknowledge that fully executed assignments of the Ancillary Agreements, including all third party signatures necessary, and documentation assuring Buyer’s access to the Escrow Funds and the Take Over Rights is an express condition precedent of Buyer’s obligation to close under this Agreement (so long as Buyer negotiates a reasonable form of such assignments and documents in good faith), otherwise Buyer may terminate and receive its earnest money deposits (other than the independent consideration) or seek specific performance as provided herein.

E.
Take Over Rights Limitation. With respect to Buyer’s Take Over Rights and assumption of rights and obligations under the Ancillary Agreements, all parties acknowledge that Buyer’s obligations to perform under the Ancillary Agreements shall be limited to the Improvements (onsite and offsite) which specifically pertain to the Property being purchased hereunder by Buyer, and shall in no way extend to or obligate any work or Improvements that are beyond the scope of the FMA and that service or pertain to any separate property, including Seller’s other real property. However, this limitation shall not be interpreted to relieve Buyer from performing all obligations and constructing all improvements under the FMA in the event Buyer exercises its Take Over Rights. A statement to this effect shall be included in any assignments of the Ancillary Agreements as provided herein.

10.           Offsite Water Flow. Seller will deliver the Property at Closing with proper offsite water flow on and to the Property and which will be managed through the appropriate infrastructure, and Buyer acknowledges Seller’s compliance with this Paragraph.

11.           Subsurface Rock. Prior to expiration of the Pre-Closing Period, Buyer may terminate this Agreement pursuant to Paragraph 4 above and recover the earnest money (less the independent consideration) upon the discovery of subsurface rock underlying the Property in any quantity deemed excessive by the Buyer, unless Seller has remedied the same to Buyer’s satisfaction, Buyer acknowledges Seller’s delivery of the Property in compliance with this Paragraph.

12.           Assessments.  So long as Developer is in control under the CC&Rs, Buyer shall be exempt from paying any and all applicable assessments (but will have to pay TAP fees and the amenity assessment) in the CC&Rs to the Developer during the Seller’s period of ownership, including, but not limited to regular and special assessments. Seller also agrees to exempt bona fide home builders from assessments in the CC&R’s during the same time period.

13.           Notice.  All notices will be in writing and served by electronic transmission to the addresses shown below, until notification of a change of such addresses. All such notices shall be deemed delivered on the date initiated.

For Buyer:

David C. Frye, Manager
David.frye@rauschcoleman.com
479.455.9090

Dana Danvers, Director of Acquisitions
Dana.danvers@rauschcoleman.com

John Maberry
John.maberry@rauschcoleman.com

Josh Carson
Josh.carson@rauschcoleman.com

Julie Bias, Financial Coordinator
Julie.bias@rauschcoleman.com

For Seller:

Charley MacKenzie
charley@sed.com.sg

Daryl Robinson
drobinson@newquestcrosswell.com

Moe Chan
moe@sed.com.sg

Shamar O’Bryant
shamar@sed.com.sg

Frank Heuszel
fheuszel@yahoo.com

Randy Farber
rfarber@jw.com

Ronald Wei

14.           Disclosure by Buyer and Seller.  One or more individuals representing the Buyer or Seller may hold real estate licenses from multiple states.

15.           Default. If Seller has performed all of Seller’s obligations and fulfilled the conditions under this Agreement and, if within five (5) days after the date specified for Closing, the Buyer fails to make payment as required herein, through no fault of Seller, then Seller may, as its sole and exclusive remedy, cancel and terminate this Agreement and keep the earnest money deposit paid by the Buyer as liquidated damages. Subject to Buyer’s separate post closing rights and remedies discussed in Paragraph 9, if Seller breaches this Agreement or fails to perform any of Seller’s obligations hereunder, then Buyer may as its sole remedy, (i) terminate this Agreement and receive a refund of all of the earnest money (less the independent consideration), or (ii) seek specific performance of this Agreement pursuant to the remainder of this Paragraph 15.

A.
Buyer may enforce specific performance of Seller’s obligation to execute the documents required to convey the Property to Buyer, including the Take Over Assignments, but waiving any uncured title or survey objections or matters and without any offset against, deduction from, or reduction in the Purchase Price (except for the costs Buyer will incur to complete the Property and Improvements in accordance with the terms hereof), and Seller’s warranty of title in the special warranty deed and the owner policy of title insurance to be delivered under this Agreement shall be subject to the permitted title exceptions and all uncured title or survey objections or matters, and Buyer expressly waives its rights to seek damages if it files a lawsuit for specific performance. After Closing, Buyer may also seek specific performance of Seller’s obligation to (i) complete the post-closing Permanent Utilities as defined in Paragraph 8.D (or to recover the costs to complete same), and (ii) complete the Final Acceptances (or to recover the costs to complete same).

B.
Buyer shall be deemed to have elected to terminate this Agreement under clause (i) above if Buyer fails to file suit for specific performance in accordance with Sub-Paragraph A above against Seller in a court having jurisdiction in the county and state in which the Property is located on or before 60 days after the date upon which closing was to have occurred.

16.           Binding Effect/Assignment.  This Agreement will inure to the benefit of and bind the respective successors of the parties, including specifically the post closing provisions stated herein which shall survive Closing. Seller may not assign this Agreement or any obligations hereunder. Buyer may assign this Agreement and any and all rights and obligations hereunder at any time prior to closing to any person or entity controlling, controlled by, or under common control with Buyer. For purposes of this Paragraph a person or entity shall control an entity, if it, directly or indirectly, holds a majority interest in the entity to be controlled. Notwithstanding anything stated herein to the contrary, either Buyer or Seller (or both) may unilaterally execute and record a simple notice of this Agreement with the land records office for the purpose of providing notice hereof and both parties shall deem any such notice as sufficient, lawful and proper pursuant to all applicable state and local laws. If this Agreement is properly terminated prior to Closing in accordance with the terms herein pertaining to termination rights, then Seller may file a release of any such notice without the consent of Buyer, and any such release may be relied upon by any third party.

17.           No Waiver.  Failure of either party to exercise any rights under this Agreement shall not constitute a waiver of any right, nor excuse the other party’s full performance. No express waiver of any matter shall affect any other matter under this Agreement. Express waivers are only effective if in writing.

18.           Brokerage.  Buyer represents that it has not contracted with any real estate broker in connection with the transaction contemplated by this Agreement. Seller shall be responsible for paying a 4% Broker’s commission based on the Purchase Price to Dave Ramsey with Home Asset, Inc. Each party shall indemnify and hold the other party harmless from all claims, losses, liabilities, costs, fees, and expenses (including, but not limited to, court costs, litigation expenses, and attorneys’ fees) related to or incurred in connection with any claims for brokerage commissions arising by, through, or under the indemnifying party.

19.           Entire Agreement.  This document constitutes the entire agreement between the parties, incorporating all prior agreements, and may only be amended in writing executed by both parties. The exhibits attached to this Agreement are incorporated into this Agreement for all purposes.

20.           Attorney’s Fees.  If either party prevails against the other in a legal action concerning any part of this Agreement, the successful party shall be entitled to its reasonable attorney’s fees and costs connected with such action, through appellate and bankruptcy proceedings, in addition to all other recovery or relief. Costs shall include all deposition costs and expert fees, even if not used at trial.

21.           Governing Law.  This Agreement shall be governed and enforced in accordance with the law of the state where the Property is located.

22.           Time. Buyer and Seller understand that “Time is of the Essence” for this Agreement.

23.           ADA Compliant Ramps. Seller shall be responsible for installation of any and all required ADA sidewalk ramps for sidewalks installed by Seller. Said ramps shall meet all the ADA Guidelines, Code and Specifications for such ramps.

24.           Special Stipulations.

A.
Within 30 days after Closing, Seller shall commence construction of the Black Oak Community Entry on Black Oak Drive, including the landscaping and amenities in Paragraph 2.c. This provision shall expressly survive Closing and remain a continuing obligation of Seller until complete.

B.
Prior to Closing, Buyer shall propose its signage to Seller for approval, as to type, size, appearance, and placement. Seller shall not unreasonably withhold its approval of the signage, so long as the signage meets all applicable governmental requirements and is limited so as not to clutter the Property. After approval by Seller, Buyer may place the signage in the agreed locations prior to closing.

C.
Seller’s obligations under this Paragraph 24 and any liabilities therefore shall survive Closing.

D.
The terms of this Agreement shall be kept confidential by both parties, subject to the remainder of this paragraph. Each party may disclose the terms of this Agreement (including information about the parties) where disclosure is required by (or advisable to comply with) applicable law or regulation, rule of stock exchange, governmental agency, or self-regulatory agency, by a court of competent jurisdiction, or by any other regulatory body, and the terms may be disclosed to the parties’ respective counselors, attorneys, accountants, brokers, and other persons with a need to know. The provisions of this paragraph shall survive termination of this Agreement and Closing, as applicable.

25.           AS-IS. Subject to the representations and covenants stated herein to expressly survive Closing, including those set forth in Paragraph 8.D and the Post Closing Work, the parties intend that the sale of the Property will be made on an “As Is, Where Is” basis with all faults, in accordance with the terms and provisions of Exhibit C.

26.           Statutory Notices. To the extent applicable, Seller gives Buyer the notices set forth in Exhibit D.

SELLER:	BUYER:

150 CCM BLACK OAK LP,	HOUSTON LD, LLC
a Texas limited partnership
By: /s/ David C. Frye
By: 150 Black Oak GP, Inc.,	David C. Frye,
a Texas corporation	Manager
Its: General Partner
Date: 10-12-2018
By: /s/ Charley MacKenzie
Charley MacKenzie,
Chief Development Officer

Date: 10/12/18

EXHIBIT A

Description and Plat of Property
and List of Lots

BLACKOAK SECTION 1 TAKE DOWNS				
TAKE	LOTS			
WIDTHS	50'	60'	70'	
TAKE 1		36	1	
TAKE 2	53	34		
MOD BUF			2	3

LOCATION
PROJECT
VICINITY MAP

SCALE 1" = 300'
300
0
300
600
61,660 S.F.

PARTIAL REPLAT OF

BLACK OAK SECTION 1

CABINET 2, SHEETS 4526-4530, M.C.M.R.
CHANGING LOT SIZES IN BLOCKS 1, 2, PART OF 3, AND 4
87 LOTS AND 0 RESTRICTED RESERVES
SITUATED IN THE JAMES BROWN SURVEY, A-78,
MONTGOMERY COUNTY, TEXAS

CONSULTING ENGINEERS, INC.

OWNER: 150 CCM BLACK OAK, LTD.
32731 EGYPT LANE

1" = 300'   JUNE 2018

EXHIBIT B

Proposed Amenity Package

Legend
1) Large Pavilion (Elevated slightly)
2) Potential Restroom
3) 5-12 Yr. Splashpad (Vertical elements to create focal point)
4) 2-5 Yr. Splashpad
5) 2-5 Yr. Dry Playground
6) 5-12 Yr. Dry Playground
7) 5' Berm w/ Hill Slides and Boulder Elements
8) Low Timber Bridges and/or Trellis Feature
9) Parking Lot
10) Open Lawn Area
11) Neighborhood Main Entry
12) Existing Tree (Typ.)
13) Proposed Shade Tree (Typ.)
14) Proposed Understory Tree (Typ.)
Dauntless Drive
Dry Creek Road
0' 20' 40' 80'
Scale: 1" = 20'

terralab
landscape architects

Lakes at Black Oak | Recreation Park • "Chain of Lakes" Concept

Arete Development • Montgomery County, TX • 04.11.2016

EXHIBIT C

As-Is, Where-Is

1.
BUYER ACKNOWLEDGES AND AGREES THAT SELLER AND ITS AGENTS HAVE NOT MADE, DO NOT MAKE, WILL NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED, OR STATUTORY, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (A) THE NATURE, QUALITY, OR CONDITION OF THE PROPERTY OR ANY PART THEREOF, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, AND GEOLOGY; (B) THE ECONOMIC FEASIBILITY OF THE PROPERTY OR THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON; (D) EXCEPT FOR ANY WARRANTIES OF TITLE CONTAINED IN THE SPECIAL WARRANTY DEED TO BE DELIVERED BY SELLER AT THE CLOSING, THE NATURE AND EXTENT OF ANY RIGHT-OF-WAY; (E) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, WITHOUT LIMITATION, THE STATUS OF ANY PERMITS AND GOVERNMENTAL APPROVAL; (F) THE RENTABILITY, HABITABILITY, MARKETABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (G) THE PRESENCE OF ANY ENDANGERED OR THREATENED SPECIES ON THE PROPERTY, AS WELL AS THE SUITABILITY OF THE PROPERTY AS HABITAT FOR ANY OF THOSE SPECIES; OR (H) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. WITHOUT LIMITING THE FOREGOING, SELLER AND ITS AGENTS HAVE NOT MADE, DO NOT MAKE, WILL NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATION OR WARRANTY REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS (AS HEREINAFTER DEFINED) ON, UNDER, OR ABOUT THE PROPERTY OR THE COMPLIANCE OF THE PROPERTY WITH ANY OF THE ENVIRONMENTAL LAWS (AS HEREINAFTER DEFINED). THE TERM “HAZARDOUS MATERIALS” MEANS ANY SUBSTANCE, COMPOUND, MATERIAL OR WASTE, WHETHER SOLID, LIQUID OR GASEOUS: (1) THE PRESENCE OF WHICH REQUIRES INVESTIGATION, MONITORING OR REMEDIATION UNDER ANY ENVIRONMENTAL LAW (DEFINED BELOW); (2) WHICH IS OR BECOMES DEFINED AS A “HAZARDOUS SUBSTANCE”, “HAZARDOUS MATERIAL”, “HAZARDOUS WASTE”, “EXTREMELY HAZARDOUS WASTE”, “SOLID WASTE”, “TOXIC SUBSTANCE”, “CHEMICAL SUBSTANCE”, “REGULATED SUBSTANCE”, “POLLUTANT”, OR “CONTAMINANT”, OR IS OTHERWISE CLASSIFIED AS HAZARDOUS OR TOXIC, IN OR PURSUANT TO ANY ENVIRONMENTAL LAW; (3) WHICH IS EXPLOSIVE, CORROSIVE, FLAMMABLE, RADIOACTIVE, OR OTHERWISE HAZARDOUS AND IS OR BECOMES REGULATED BY ANY GOVERNMENTAL AUTHORITY, AGENCY, DEPARTMENT, COMMISSION, BOARD, AGENCY OR INSTRUMENTALITY OF THE UNITED STATES, THE STATE OF TEXAS OR ANY POLITICAL SUBDIVISION THEREOF; (4) THE PRESENCE OF WHICH ON THE PROPERTY CAUSES OR THREATENS TO CAUSE A NUISANCE UPON THE PROPERTY OR TO ADJACENT PROPERTIES OR POSES OR THREATENS TO POSE A HAZARD TO THE HEALTH OR SAFETY OF PERSONS ON OR ABOUT THE PROPERTY; (5) THAT CONTAINS PETROLEUM HYDROCARBONS, ASBESTOS, RADON, POLYCHLORINATED BIPHENYLS, UREA FORMALDEHYDE FOAM INSULATION, LEAD, OR MOTOR FUEL OR OTHER VOLATILE ORGANIC COMPOUNDS; (6) WHICH CAUSES OR POSES A THREAT TO CAUSE A HAZARD TO THE ENVIRONMENT OR TO THE HEALTH, SAFETY OR WELFARE OF PERSONS ON OR ABOUT THE PROPERTY, OR (7) WHICH IS A SHARP (E.G. NEEDLE) OR AN INFECTIOUS, MEDICAL OR RADIOACTIVE WASTE. THE TERM “ENVIRONMENTAL LAWS” MEANS ANY FEDERAL, STATE OR LOCAL LAW, STATUTE, GUIDANCE OR POLICY STATEMENT, ORDINANCE, CODE, RULE, REGULATION, LICENSE, AUTHORIZATION, DECISION, ORDER, INJUNCTION OR DECREE, WHICH PERTAINS TO HEALTH, SAFETY OR THE ENVIRONMENT (INCLUDING, BUT NOT LIMITED TO, GROUND, AIR, WATER OR NOISE POLLUTION OR CONTAMINATION, AND UNDERGROUND OR ABOVEGROUND TANKS) AND SHALL INCLUDE WITHOUT LIMITATION, THE CLEAN WATER ACT, 33 U.S.C. § 1251 ET SEQ.; THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, 42 U.S.C. § 9601 ET SEQ.; THE RESOURCE CONSERVATION AND RECOVERY ACT, 42 U.S.C. § 6901 ET SEQ.; THE TOXIC SUBSTANCE CONTROL ACT, 15 U.S.C. §§ 2601 ET SEQ; THE OCCUPATIONAL HEALTH AND SAFETY ACT; THE TEXAS WATER CODE; AND THE TEXAS SOLID WASTE DISPOSAL ACT, TEXAS HEALTH AND SAFETY CODE CHAPTER 361, ALL AS AMENDED.

2.
BUYER AGREES THAT IT HAS EXAMINED AND INVESTIGATED THE PROPERTY PRIOR TO EXECUTION HEREOF OR THAT IT WILL INVESTIGATE THE PROPERTY PRIOR TO THE EXPIRATION OF THE PRE-CLOSING PERIOD AND THAT IN PURCHASING THE PROPERTY BUYER WILL RELY SOLELY UPON ITS INDEPENDENT EXAMINATION, STUDY, INSPECTION AND KNOWLEDGE OF THE PROPERTY, AND BUYER IS RELYING SOLELY UPON ITS OWN EXAMINATION, STUDY, INSPECTION, AND KNOWLEDGE OF THE PROPERTY AND BUYER’S DETERMINATION OF THE VALUE OF THE PROPERTY AND USES TO WHICH THE PROPERTY MAY BE PUT, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER.

3.
BUYER AGREES TO PAY FOR AND HAS MADE OR CAUSED TO BE MADE (OR WILL MAKE OR CAUSE TO BE MADE) ALL INSPECTIONS, INVESTIGATIONS AND ANALYSES NECESSARY OR APPROPRIATE FOR THE PURPOSE OF DETERMINING COMPLIANCE OR NON-COMPLIANCE BY THE PROPERTY WITH ALL BUILDING, HEALTH, ENVIRONMENTAL, ZONING AND LAND USE LAWS, ORDINANCES, RULES AND REGULATIONS, AND SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY’S COMPLIANCE WITH SUCH BUILDING, HEALTH, ENVIRONMENTAL, ZONING AND LAND USE LAWS, ORDINANCES, RULES AND REGULATIONS.

4.
BUYER FURTHER ACKNOWLEDGES THAT THE INFORMATION, IF ANY, PROVIDED AND TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND SELLER (A) HAS NOT MADE AND WILL NOT BE OBLIGATED TO MAKE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND (B) DOES NOT MAKE ANY REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. BUYER ACKNOWLEDGES AND AGREES THAT ALL MATERIALS, DATA AND INFORMATION DELIVERED AT ANY TIME BY SELLER TO BUYER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO BUYER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY BUYER SHALL BE AT THE SOLE RISK OF BUYER. BUYER ACKNOWLEDGES AND AGREES THAT IT WILL CONDUCT ITS OWN VERIFICATION OF THE INFORMATION, EITHER INDEPENDENTLY OR THROUGH AGENTS OF BUYER’S CHOOSING. NEITHER SELLER, NOR ITS AGENTS, NOR THE PERSON OR ENTITY WHICH PREPARED ANY REPORT OR REPORTS DELIVERED BY SELLER TO BUYER SHALL HAVE ANY LIABILITY TO BUYER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORTS.

5.
BUYER RELEASES, ACQUITS AND FOREVER DISCHARGES SELLER FROM, AND WAIVES, ANY AND ALL LIABILITIES, CLAIMS, CAUSES OF ACTION, DAMAGES, AND OTHER RELIEF, WHETHER AT LAW OR IN EQUITY AND WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND WHETHER PAST, PRESENT, OR FUTURE, IN CONNECTION WITH, AS A RESULT OF OR OTHERWISE WITH REGARD TO THE CONDITION OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO ITS ENVIRONMENTAL CONDITION. THIS GENERAL RELEASE SHALL BE APPLICABLE, WITHOUT LIMITATION, TO ANY AND ALL LIABILITIES, CLAIMS, CAUSES OF ACTION, DAMAGES AND OTHER RELIEF UNDER ANY OF THE ENVIRONMENTAL LAWS.

6.
THE OCCURRENCE OF A CLOSING SHALL CONSTITUTE AN ACKNOWLEDGMENT BY BUYER THAT THE PROPERTY WAS ACCEPTED WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (EXCEPT FOR THE SPECIAL WARRANTIES OF TITLE SET FORTH IN THE SPECIAL WARRANTY DEED), AND OTHERWISE IN AN “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” CONDITION. THE PROVISIONS OF THIS EXHIBIT SHALL SURVIVE CLOSING.

EXHIBIT D

Statutory Notices

1.
Abstract or Title Policy. Buyer should have an abstract covering the Property examined by an attorney of Buyer’s selection, or Buyer should be furnished with or obtain a title policy.

2.
Notice Regarding Possible Liability for Additional Taxes (§5.010 Texas Property Code). If the Property is vacant land, then pursuant to Section 5.010 of the Texas Property Code Seller notifies Buyer: “If for the current ad valorem tax year the taxable value of the land that is the subject of this Agreement is determined by a special appraisal method that allows for appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent tax year and the land may then be appraised at its full market value. In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in the use of the land. The taxable value of the land and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the land is located.”

3.
Notice Regarding Possible Annexation (§5.011 Texas Property Code). If the Property is located outside the limits of a municipality, the Property may now or later be included in the extra-territorial jurisdiction (“ETJ”) of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and ETJ. To determine if the Property is located within a municipality’s ETJ or is likely to be located within a municipality’s ETJ, Buyer should contact all municipalities located in the general proximity of the Property for further information.

4.
Notice of Water Level Fluctuations (§5.019 Texas Property Code). If the Property adjoins an impoundment of water, including a reservoir or lake, constructed and maintained under Chapter 11 of the Texas Water Code, that has a storage capacity of at least 5,000 acre-feet at the impoundment’s normal operating level, then pursuant to Section 5.019 of the Texas Property Code Seller notifies Buyer: “The water level of the impoundment of water adjoining the Property fluctuates for various reasons, including as a result of: (1) an entity lawfully exercising its right to use the water stored in the impoundment; or (2) drought or flood conditions.”

5.
Notice of Private Transfer Fee (§5.205 Texas Property Code). If the Property is subject to a private transfer fee, then pursuant to Section 5.205 of the Texas Property Code Seller notifies Buyer that the private transfer fee obligation may be governed by Chapter 5, Subchapter G of the Texas Property Code.

6.
Notice Required by §13.257 of the Texas Water Code Regarding Certificated Water or Sewer Service. Pursuant to Section 13.257 of the Texas Water Code Seller notifies Buyer: “The real property, described below, that you are about to purchase may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If your property is located in a certificated area there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to your property. You are advised to determine if the Property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to your property. The undersigned Buyer hereby acknowledges receipt of the foregoing notice at or before the execution of a binding Agreement for the purchase of the real property described in the notice or at closing of purchase of the real property.” The real property referred to in this notice is the Property defined in this Agreement.

7.
Notice Regarding Taxing Districts (§49.452 Texas Water Code). If the Property is located in a district created under Title 4 of the Texas Water Code (currently Chapters 49 through 68) or by a special act of the legislature, that is providing or proposing to provide water, sanitary sewer, drainage, or flood control or protection facilities or services, or any of these facilities or services that have been financed or are proposed to be financed with bonds of the district payable in whole or part from taxes of the district, or by imposition of a standby fee, if any, then pursuant to Section 49.452 of the Texas Water Code Seller gives Buyer the notice in the attached Exhibit E, which is incorporated into this Agreement for all purposes.

8.
Notice of Obligation to Pay Public Improvement District Assessment (§5.014 Texas Property Code). If the Property is located in a public improvement district established under Subchapter A, Chapter 372, Local Government Code, or Chapter 382, Local Government Code, and consists of not more than one dwelling unit, then pursuant to Section 5.014 of the Texas Property Code Seller notifies Buyer that as a Buyer of the Property you are obligated to pay an assessment to a municipality or county for an improvement project undertaken by a public improvement district under Subchapter A, Chapter 372, Local Government Code, or Chapter 382, Local Government Code. The assessment may be due annually or in periodic installments. More information concerning the amount of the assessment and the due dates of that assessment may be obtained from the municipality or county levying the assessment. The amount of the assessments is subject to change. Your failure to pay the assessments could result in a lien on and the foreclosure of your property.

EXHIBIT E

Notice of Utility or Other Statutorily Created District

(§49.452 and § 54.812 Texas Water Code)

NOTICE TO BUYER OF REAL ESTATE
SITUATED IN
HARRIS COUNTY IMPROVEMENT DISTRICT NO. 17

The real property, described below, which you are about to purchase is located Harris County Improvement District No. 17 (the “District”). The District has taxing authority separate from any other taxing authority, and may, subject to voter approval, issue an unlimited amount of bonds and levy an unlimited rate of tax in payment of such bonds. As of this date, the rate of taxes levied by the District on real property located in the District is $1.25 on each $100 of assessed valuation. The total amount of bonds, excluding refunding bonds and any bonds or any portion of bonds issued that are payable solely from revenues received or expected to be received under a contract with a governmental entity, approved by the voters and that has been or may be issued, at this date, is
$200,000,000 for water, sewage and drainage purposes, $670,000,000 for roads, and $80,000,000 for parks and recreational facilities, and the aggregate initial principal amount of all bonds issued for one or more of the specified facilities of the District and payable in whole or in part from property taxes is $-0-.

The District also has the authority to adopt and impose a standby fee on property in the District that has water, sanitary sewer, or drainage facilities and services available but not connected and which does not have a house, building or other improvement located thereon and does not substantially utilize the utility capacity available to the property. The District may exercise the authority without holding an election on the matter. As of this date, the most recent amount of the standby fee is $-0-. An unpaid standby fee is a personal obligation of the person that owned the property at the time of imposition and is secured by a lien on the property. Any person may request a certificate from the District stating the amount, if any, of unpaid standby fees on a tract of property in the District.

The District has the authority to levy an assessment on property within the District. The District may exercise this authority without holding an election the matter. As of this date, the amount of the assessment is $-0- per $100 valuation for real property and improvements thereon. The District is located in whole or in part within the extra-territorial jurisdiction of the Cities of Houston and Tomball. By law, a district located in the extraterritorial jurisdiction of a municipality may be annexed without the consent of a district or the voters in the District. When a district is annexed, it is dissolved.

The purpose of this District is to provide water, sewer, drainage or flood control facilities, roads, services, and park and recreation facilities within the District through the issuance of bonds payable in whole or in part from property taxes. The cost of these utility facilities is not included in the purchase price of your property, and these utility facilities are owned or to be owned by the District.

See the legal description of the Property in the contract to which this notice is attached.

Buyer is advised that the information shown on this form is subject to change by the district at any time. The district routinely establishes tax rates during the months of September through December of each year, effective for the year in which the tax rates are approved by the district. buyer is advised to contact the district to determine the status of any current or proposed changes to the information shown on this form.

The Buyer hereby acknowledges receipt of the foregoing notice at or prior to execution of a binding contract for the purchase of the real property described in such notice or at closing of purchase of the real property.

Date	Signature of Seller

The undersigned buyer hereby acknowledges receipt of the foregoing at or prior to execution of a binding contract for the purchase of the real property described in such notice or at closing of purchase of the real property.

Date	Signature of Buyer

EXHIBIT F

List of Ancillary Agreements
(not in chronological order)

1.
“Development, Financing and Construction Agreement by and between Harris County Improvement District No. 17 and 150 CCM Black Oak, Ltd.” dated September 15, 2014.

2.
“Aqua Texas, Inc. Black Oak Force Main Agreement” dated ________________, 2017

3.
Assignment of HCID No. 17 Reimbursement & Escrow Funds (to be prepared)

4.
Agreement/Declaration from HCID No. 17 and Preston Hollow Capital for Periodic Disbursements of District Escrow Funds (to be prepared)

5.
Other agreements/assignments as necessary for Buyer’s Take Over Rights.

EXHIBIT G

Seller’s Post Closing Work and Schedule
Definition, Explanation, Details & Interpretations of all work referenced herein shall be as described in the Ancillary Agreements, when in doubt or further explanation is needed. The Force Majeure provisions of the USA (as revised to apply to Seller) shall apply to the Post Closing Work and Schedule outlined below. The term “Post Closing Work” means the construction and completion of the lift stations, force main, and related improvements under the FMA in accordance with the requirements of the FMA and the applicable requirements of the other Ancillary Documents.

Post Closing Work – General Description	Progress Date Deadline
All construction plans & specifications (“Plans”) for the Post Closing Work (lift stations, all portions of Force Main, etc.) shall have been approved by certified engineer with contract awarded to Project Contractor; all necessary County and/or other municipal approvals are obtained for the construction of the Post Closing Work; copies of approved Plans delivered to Buyer

January 1, 2019

Re-commence/continue diligent construction work on lift stations and all remaining incomplete portions of the Force Main	to start within 60 days after Closing (but no later than February 1, 2019)

Continuous and diligent construction work on lift stations and Force Main	February 1, 2019 – August 1, 2019

Completion and dedication/acceptance of all Post Closing Work (lift stations, Force Main, etc.) in fully operational state, with all permits and capacity to accept water/sewer from Property	August 1, 2019